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                                                                      Exhibit 12

GTE Northwest Incorporated and Subsidiary
STATEMENT OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

(Thousands of Dollars)


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
                                                                  Nine Months Ended
                                                                  September 30, 1997
                                                                  ------------------
Net earnings available for fixed charges:
  Income from continuing operations                               $          163,289
  Add - Income taxes                                                          90,978
       - Fixed charges                                                        43,295
                                                                  ------------------
Adjusted earnings                                                 $          297,562
                                                                  ==================

Fixed charges:
  Interest expense                                                $           40,746
  Portion of rent expense
     representing interest                                                     2,549
                                                                  ------------------
Adjusted fixed charges                                            $           43,295
                                                                  ==================




RATIO OF EARNINGS TO FIXED CHARGES                                              6.87
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